Exhibit 10.62

AMENDMENT
TO THE IDAHO POWER COMPANY
SECURITY PLAN FOR SENIOR MANAGEMENT EMPLOYEES I

The Idaho Power Company Security Plan for Senior Management Employees I, as amended and restated effective November 20, 2008 (the “Plan”) is further amended as set forth below. These amendments shall be effective May 1, 2012.

1.    Section 2.27 is amended to read as follows:

“'Years of Participation' shall be twelve (12) month periods, and portions thereof, which shall begin on the earlier of the date an individual, who has been designated by the Employer, is approved by the Administrative Committee pursuant to Section 3.1, or the date designated by the Administrative Committee, and shall end on the earliest of (i) the Participant's Termination Date, (ii) the date the Participant experiences a change in status, as provided in Sections 3.3 and 3.4, or (iii) December 31, 2004. Partial Years of Participation, if any, shall be rounded up to the next full month and shall be used in determining benefits under this Plan.”

2.    Section 6.6(a)(i) is amended to read as follows:

“A joint and survivor annuity with payments continued to the surviving spouse at an amount equal to 75% of the Participant's benefit.”

APPROVED BY THE COMPENSATION COMMITTEE ON SEPT. 19, 2012

IDAHO POWER COMPANY

By: /s/ J. LaMont Keen_____
Chief Executive Officer

By: /s/ Patrick A. Harrington____
Corporate Secretary